EXHIBIT 11.1

                          BROOKS FIBER PROPERTIES, INC.

              Statement Regarding Computation of Earnings Per Share
                          Year Ended December 31, 1996

Shares outstanding - January 1, 1996 ............................     1,152,800

Weighted average number of common and common equivalent shares
    issued (1) ..................................................    24,474,528
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Weighted average number of common and common equivalent shares
    outstanding - December 31, 1996 .............................    25,627,328
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Net loss ........................................................  $(43,845,000)
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Pro forma loss per common and common equivalent shares ..........  $      (1.71)
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(1) Common and common equivalent shares issued consist of certain effects of shares issued, stock options, warrants, and preferred stock. Common equivalent shares from convertible preferred stock (using the if converted method) and stock options and warrants (using the treasury stock method) have been included in the computation. Pursuant to the Securities and Exchange Commission rules, convertible preferred stock which will be automatically converted at the date of issuance is included even though inclusion may be anti-dilutive. Pursuant to the Securities and Exchange Commission Staff Accounting Bulletin No. 83, shares issued and stock options and warrants granted by the Company at prices below the public offering price during the twelve-month period preceding the date of the initial filing of the Registration Statement have been included in the calculation of common stock equivalent shares for the year ended December 31, 1996, using the treasury stock method, as if they were outstanding for the entire six month period ended June 30, 1996. Subsequent to this period, the weighted average number of shares was based on common stock outstanding and does not include common stock equivalents as their inclusion would be anti-dilutive.